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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                             BKF CAPITAL GROUP, INC.
                             -----------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    05548G102
                                 --------------
                                 (CUSIP Number)


                                 JANUARY 8, 2003
                                 ---------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                     [ ] Rule 13d-1(b)
                                              [x] Rule 13d-1(c)
                                              [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 2 OF 7 PAGES


-------------------------------------------------------------------------------
1   Name of Reporting Person

    S.S. or I.R.S. Identification No. of Above Person     ABRAMS CAPITAL, LLC

-------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*           (a) / /
                                                                (b) /X/

-------------------------------------------------------------------------------
3   SEC Use Only

-------------------------------------------------------------------------------
4   Citizenship or Place of Organization
                                                                DELAWARE

-------------------------------------------------------------------------------
Number of         5     Sole Voting Power
  Shares                                                                  0
                  -------------------------------------------------------------
  Beneficially    6     Shared Voting Power
  Owned by                                                          459,700
                  -------------------------------------------------------------
  Each            7    Sole Dispositive Power
  Reporting                                                               0
                  -------------------------------------------------------------
  Person With     8   Shared Dispositive Power
                                                                    459,700
-------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person    459,700

-------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    / /

-------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)
                                                                    6.9%

-------------------------------------------------------------------------------
12  Type of Reporting Person*             00 - Limited Liability Company

-------------------------------------------------------------------------------


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                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 3 OF 7 PAGES


-------------------------------------------------------------------------------
1   Name of Reporting Person

    S.S. or I.R.S. Identification No. of Above Person    DAVID C. ABRAMS

-------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*           (a) / /
                                                                (b) / /

-------------------------------------------------------------------------------
3   SEC Use Only

-------------------------------------------------------------------------------
4   Citizenship or Place of Organization
                                                                        USA

-------------------------------------------------------------------------------
Number of         5     Sole Voting Power
  Shares                                                                  0
                  -------------------------------------------------------------
  Beneficially    6     Shared Voting Power
  Owned by                                                          488,800
                  -------------------------------------------------------------
  Each            7    Sole Dispositive Power
  Reporting                                                               0
                  -------------------------------------------------------------
  Person With     8   Shared Dispositive Power
                                                                    488,800
-------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person    488,800

-------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    / /

-------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)
                                                                    7.4%

-------------------------------------------------------------------------------
12  Type of Reporting Person*                                       IN

-------------------------------------------------------------------------------


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                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 4 OF 7 PAGES


ITEM 1.

      (a) Name of Issuer: BKF CAPITAL GROUP, INC.

      (b) Address of Issuer's Principal Executive Offices: ONE ROCKEFELLER PLAZA, NEW YORK, NY 10020

ITEM 2.

      (a)  and (c) Name and Domicile/Citizenship of Persons Filing:

      (i) Abrams Capital, LLC, a Delaware limited liability company ("Abrams Capital").

      (ii) David C. Abrams, a United States citizen.

      (b) and (f) Each of the Reporting Persons has a business address of 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.

      (d) Title of Class of Securities: COMMON STOCK

      (e) CUSIP Number: 05548G102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under Section 15 of the Act

      (b) [ ] Bank as defined in section 3(a)(6) of the Act

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

      (e) [ ] Investment Adviser registered in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance withss.240.13d-1(b)(1)(ii)(F)

      (g) [ ] Parent holding company or control person in accordance withss.240.13d-1(b)(ii)(G)

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

      (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 5 OF 7 PAGES


ITEM 4. OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      ABRAMS CAPITAL, LLC*

      (a) Amount Beneficially Owned: 459,700

      (b) Percent of Class: 6.9%

      (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote: 0

         (ii) shared power to vote or to direct the vote: 459,700

         (iii) sole power to dispose or to direct the disposition of: 0

         (iv) shared power to dispose or to direct the disposition of: 459,700

      DAVID C. ABRAMS**

      (a) Amount Beneficially Owned: 488,800

      (b) Percent of Class: 7.4%

      (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote: 0

         (ii) shared power to vote or to direct the vote: 488,800

         (iii) sole power to dispose or to direct the disposition of: 0

         (iv) shared power to dispose or to direct the disposition of: 488,800


*Shares reported for Abrams Capital, LLC include shares beneficially owned by private investment partnerships of which Abrams Capital, LLC is the General Partner.

** Shares reported for David C. Abrams include shares beneficially owned by private investment partnerships and a private investment corporation which entities may be deemed to be controlled by Mr. Abrams, who is the Managing Member of the sole General Partner of such partnerships and Managing Member of the Investment Adviser to the private investment corporation.

                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 6 OF 7 PAGES


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10. CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
CUSIP NO. 05548G102                                          PAGE 7 OF 7 PAGES


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  January 17, 2003


                                     ABRAMS CAPITAL, LLC


                                     By:  /s/ DAVID C. ABRAMS
                                          -------------------------------------
                                          David C. Abrams, Managing Member


                                     DAVID C. ABRAMS


                                     By:  /s/ DAVID C. ABRAMS
                                          -------------------------------------
                                          David C. Abrams